The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated June 23, 2011.

Preliminary Pricing Supplement No. J203 To the Product Supplement No. JPM-III dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009 Credit Suisse AG	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 June 23, 2011
Structured Investments	Credit Suisse $ Buffered Return Enhanced Notes due July 2, 2013 Linked to the Performance of a Weighted Basket of Four Currencies Relative to the Canadian Dollar

General
•
The notes are designed for investors who are bullish on the Canadian dollar and who seek a return at maturity linked to the performance of a weighted basket of four currencies relative to the Canadian dollar. The Basket Return will increase if the Canadian dollar appreciates in value relative to the Basket Currencies. Investors should be willing to forgo interest payments and, if the Initial Basket Level is less than the Final Basket Level by more than 15%, be willing to lose some or all of their investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing July 2, 2013.†

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•
The notes are expected to price on or about June 23, 2011 (the “Pricing Date”) and are expected to settle on or about June 27, 2011. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The notes are linked to the performance of a weighted basket consisting of four currencies (each a “Basket Currency” and, together the “Basket Currencies”) relative to the Canadian dollar (the “Base Currency”) (the number of Canadian dollars per unit of the Basket Currency). Each Basket Currency is identified in the table below, together with its Fixing Source, Fixing Time and Initial Spot Rate:

Basket Currency	Fixing Source (Reuters Page)	Fixing Time	Initial Spot Rate*
euro (“EUR”)	WMRSPOT37 = (EUR/CAD)	12:00 p.m. London Time
United States dollar (“USD”)	WMRSPOT09 = (USD/CAD)	12:00 p.m. London Time
British pound sterling (“GBP”)	WMRSPOT23 = (GBP/CAD)	12:00 p.m. London Time
Japanese yen (“JPY”)	WMRSPOT12 = (JPY/CAD)	12:00 p.m. London Time
Currency of the Issue:	United States dollars
Payment at Maturity:	At maturity, your payment per $1,000 principal amount of notes will be calculated as follows:
•	If the Basket Return is greater than or equal to 0%, your payment per $1,000 principal amount of notes will be calculated as follows: $1,000 + ($1,000 x Basket Return x Upside Leverage Factor)
•	If the Basket Return is less than 0% but greater than or equal to -15%, your payment per $1,000 principal amount of notes will equal $1,000.
•
If the Basket Return is less than -15%, you will lose an amount equal to 1% of the principal amount of your notes for every 1% by which the Basket Return is less than 0%, your payment per $1,000 principal amount of notes will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
You will lose some or all of your investment if the Basket Return is less than -15%. Any payment on the notes is subject to our ability to pay our obligations as they become due.
Basket Return:	The Basket Return is calculated as follows:
Initial Basket Level — Final Basket Level Initial Basket Level	; subject to a minimum of -1.0
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The Basket Level on the Valuation Date, calculated as follows:
100 × [1 + (EUR Return × EUR Weighting) + (USD Return × USD Weighting) + (GBP Return × GBP Weighting) + (JPY Return × JPY Weighting)]

The EUR Return, USD Return, GBP Return and the JPY Return refer to the Currency Return for the euro, the United States dollar, the British pound sterling and the Japanese yen, respectively and the EUR Weighting, USD Weighting, GBP Weighting and the JPY Weighting refer to the Currency Weighting for the euro, the United States dollar, the British pound sterling and the Japanese yen, respectively.

Currency Return:	For each Basket Currency, the performance of such Basket Currency from its Initial Spot Rate to its Final Spot Rate, divided by its Initial Spot Rate, calculated as follows:
Final Spot Rate — Initial Spot Rate Initial Spot Rate
Currency Weighting:
For each Basket Currency, calculated as follows:
•    the Basket Currency with the greatest Currency Return will be assigned a weighting of 40% in the Basket;
•    the Basket Currency with the second greatest Currency Return will be assigned a weighting of 30% in the Basket;
•    the Basket Currency with the third greatest Currency Return will be assigned a weighting of 20% in the Basket; and
•    the Basket Currency with the fourth greatest Currency Return will be assigned a weighting of 10% in the Basket.
Therefore, the Basket Currencies with the greater Currency Returns will be the Basket Currencies with the greater Currency Weightings, which could reduce your payment at maturity. See “Selected Risk Considerations — The Basket Currencies are not equally weighted and the Basket Currencies with greater Currency Returns will have greater Basket Weightings, which could reduce your payment at maturity”.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$	$	$
(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $12.50 per $1,000 principal amount of notes.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P.Morgan
Placement Agent
June  , 2011
(cover continued on next page)

(continued from previous page)

Buffer Amount:	15%
Upside Leverage Factor:	1.30
Spot Rate:	On any day, the Spot Rate for a given Basket Currency is:
•
for the EUR, the EUR/CAD exchange rate at approximately 12:00 p.m. London time, expressed as the number of Canadian dollars per euro, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Page WMRSPOT37 (or any successor page) at such time;

•
for the USD, the USD/CAD exchange rate at approximately 12:00 p.m. London time, expressed as the number of Canadian dollars per United States dollar, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Page WMRSPOT09 (or any successor page) at such time;

•
for the GBP, the GBP/CAD exchange rate at approximately 12:00 p.m. London time, expressed as the number of Canadian dollars per British pound sterling, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Page WMRSPOT23 (or any successor page) at such time; and

•
for the JPY, the JPY/CAD exchange rate at approximately 12:00 p.m. London time, expressed as the number of Canadian dollars per Japanese yen, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Page WMRSPOT12 (or any successor page) at such time.

Initial Spot Rate:*	For each Basket Currency, the Spot Rate on the Pricing Date.
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Valuation Date.
Valuation Date:†	June 25, 2013
Maturity Date:†	July 2, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546TBG5

* In the event that the Spot Rate for any Basket Currency is not available on the Pricing Date, the Initial Spot Rate for such Basket Currency will be determined by the calculation agent on the immediately following trading day on which an Initial Spot Rate is available. The Initial Spot Rate for each Basket Currency is subject to adjustment as described under “Description of the Notes—Succession events” in the accompanying product supplement.

† The Valuation Date is subject to postponement in respect of each Basket Currency if such date is not an underlying business day for such Basket Currency or as a result of a market disruption event in respect of such Basket Currency and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described under “Description of the Notes—Market disruption events” in the accompanying product supplement.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-III dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909006770/a2193470z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical total returns set forth below assume an Initial Basket Level of 100 and an Upside Participation Rate of 130%. The hypothetical total returns set forth below are for illustrative purposes only. The actual total payment at maturity applicable to a purchaser of the notes will be based on the percentage change in the Basket Level from the Initial basket Level to the Final Basket Level. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Total Return	Payment at Maturity
0.00	100.00%	130.00%	$2,300.00
10.00	90.00%	117.00%	$2,170.00
20.00	80.00%	104.00%	$2,040.00
30.00	70.00%	91.00%	$1,910.00
40.00	60.00%	78.00%	$1,780.00
50.00	50.00%	65.00%	$1,650.00
60.00	40.00%	52.00%	$1,520.00
70.00	30.00%	39.00%	$1,390.00
80.00	20.00%	26.00%	$1,260.00
90.00	10.00%	13.00%	$1,130.00
100.00	0.00%	0.00%	$1,000.00
105.00	-5.00%	0.00%	$1,000.00
110.00	-10.00%	0.00%	$1,000.00
115.00	-15.00%	0.00%	$1,000.00
120.00	-20.00%	-20.00%	$800.00
130.00	-30.00%	-30.00%	$700.00
140.00	-40.00%	-40.00%	$600.00
150.00	-50.00%	-50.00%	$500.00
160.00	-60.00%	-60.00%	$400.00
170.00	-70.00%	-70.00%	$300.00
180.00	-80.00%	-80.00%	$200.00
190.00	-90.00%	-90.00%	$100.00
200.00	-100.00%	-100.00%	$0.00

Example 1

Basket Currency	EUR	USD	GBP	JPY
Currency Return	-15%	-12%	-10%	5%
Currency Weighting	10%	20%	30%	40%
Final Basket Level	100 × [1 + (5% × 40%) + (-10% × 30%) + (-12% × 20%) + (-15% × 10%)] = 95.10
Basket Return	Initial Basket Level — Final Basket Level Initial Basket Level	=	100 — 95.10 100	=	0.049
Payment at Maturity	= $1,000 + ($1,000 x 0.049 x 1.30) = $1,063.70

In Example 1, the level of the Basket decreases from the Initial Basket Level of 100 to a Final Basket Level of 95.10. Because the Basket Return of 4.90% is greater than zero, the investor receives a Payment at Maturity of $1,063.70.

Example 2

Basket Currency	EUR	USD	GBP	JPY
Currency Return	10%	5%	3%	-1%
Currency Weighting	40%	30%	20%	10%
Final Basket Level	100 × [1 + (10% × 40%) + (5% × 30%) + (3% × 20%) + (-1% × 10%)] = 106.00
Basket Return	Initial Basket Level — Final Basket Level Initial Basket Level	=	100 — 106.00 100	=	-0.06
Payment at Maturity	= $1,000

In Example 2, the level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 106. Because the Basket Return of -6.00% is less than zero but greater than -15%, the investor receives a Payment at Maturity of $1,000.

Example 3

Basket Currency	EUR	USD	GBP	JPY
Currency Return	90%	80%	-80%	-90%
Currency Weighting	40%	30%	20%	10%
Final Basket Level	100 × [1 + (90% × 40%) + (80% × 30%) + (-80% × 20%) + (-90% × 10%)] = 135
Basket Return	Initial Basket Level — Final Basket Level Initial Basket Level	=	100 — 135 100	=	-0.35
Payment at Maturity	$1,000 + ($1,000 x -0.35) = $650

In Example 3, the level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 135. Because the Basket Return of -35.00% is less than zero, the investor receives a Payment at Maturity of $650.

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to enhance returns by multiplying a positive Basket Return by an Upside Leverage Factor of at least 1.30. The actual Upside Leverage Factor will be set on the pricing date and will not be less than 1.30. The notes are subject to an embedded maximum return because the Currency Return for each Basket Currency cannot be less than -100%. Accordingly, the maximum possible payment at maturity is expected to be $2,300 for every $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against an increase in the Final Basket Level, as compared to the Initial Basket Level, of up to 15%. If the Final Basket Level increases by more than 15% as compared to the Initial Basket Level, for every 1% increase in the Final Basket Level, you will lose an amount equal to 1% of the principal amount of your notes.

•
MULTIPLE BASKET CURRENCIES — The return on the notes, which may be positive, zero or negative, is linked to a weighted basket consisting of the euro, the United States dollar, the British pound sterling and the Japanese yen, each of which we refer to as a Basket Currency, relative to the Canadian dollar (the number of Canadian dollars per unit of a Basket Currency).

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Final Basket Level is greater than the Initial Basket Level by more than the Buffer Amount, you will be fully exposed to any increase in the Final Basket Level as compared to the Initial Basket Level and the payment at maturity you will be entitled to receive will be less than the principal amount of the notes, and you could lose your entire investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE BASKET CURRENCIES ARE NOT EQUALLY WEIGHTED AND THE BASKET CURRENCIES WITH GREATER CURRENCY RETURNS WILL HAVE GREATER BASKET WEIGHTINGS, WHICH COULD REDUCE YOUR PAYMENT AT MATURITY — The Basket Currencies will be assigned Currency Weightings based on their respective Currency Returns, with the greatest Currency Weightings assigned to the Basket Currencies with greater Currency Returns (which will be the Basket Currencies that perform the best versus the Canadian dollar). Therefore, the payment at maturity, if any, may be less than and will not be more than if the notes were linked to an equally weighted basket. In the case of an equally weighted basket, an increase in the Final Spot Rate of one Basket Currency could be offset by an equal decrease in the Final Spot Rate of another Basket Currency. However, in the case of the notes, an increase in the Final Spot Rate of the Basket Currency with the greatest Currency Return will have a greater effect on the Basket Return than an equal decrease in the Final Spot Rate of the Basket Currency with the fourth greatest Currency Return. Similarly, a decrease in the Final Spot Rate of the Basket Currency with the fourth greatest Currency Return will have less of an effect on the Basket Return than it would have in the case of an equally weighted basket.

Any increase in the Final Basket Level (above the Buffer Amount) as compared to the Initial Basket Level will reduce your payment at maturity. You could receive a lower payment at maturity than would be the case if the notes were linked to an equally weighted basket.

•
YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM RETURN — Because the Currency Return for each Basket Currency is expressed as (a) the Final Spot Rate minus the Initial Spot Rate divided by (b) the Initial Spot Rate, in no event will the Currency Return for any Basket Currency be less than -100%. As a result, the Final Basket Level will never fall below zero. Because the Basket Return is expressed as (a) the Initial Basket Level minus the Final Basket Level divided by (b) the Initial Basket Level, your payment at maturity is subject to an embedded maximum payment at maturity. In no event will the Basket Return be greater than 100% and your payment at maturity will not exceed $2,300.

•
THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket. If the Final Basket Level appreciates relative to the Initial Basket Level by more than the Buffer Amount, you could lose all of your principal amount of notes at maturity. The return on the notes, if any, may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
HEDGING AND TRADING IN THE BASKET CURRENCIES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Currencies or instruments related to the Basket Currencies. We or our affiliates may also trade in the Basket Currencies or instruments related to the Basket Currencies from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the Canadian government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Basket Currencies relative to the Canadian dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies.

•
CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES RELATIVE TO THE CANADIAN DOLLAR MAY OFFSET EACH OTHER — Movements in the exchange rates of the Basket Currencies relative to the Canadian dollar may not correlate with each other. At a time when the value of one or more of the Basket Currencies depreciates relative to the Canadian dollar, the value of one or more of the other Basket Currencies may not depreciate as much or may strengthen relative to the Canadian dollar. Therefore, in calculating the Basket Return, decreases in the value of one or more of the Basket Currencies relative to the Canadian dollar may be moderated, or more than offset, by lesser decreases or increases in the value of the other Basket Currencies relative to the Canadian dollar.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The relative values of the Canadian dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in Canada, the Euro zone, the United States, Great Britain and Japan and between each country and its major trading partners; and

o	the extent of governmental surplus or deficit in Canada, the Euro zone, the United States, Great Britain and Japan.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the Canada, the Euro zone, the United States, Great Britain and Japan and those of other countries important to international trade and finance.

•
LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time publish research reports or otherwise express opinions with respect to the Basket Currencies and these reports may or may not recommend that investors buy or hold the Basket Currencies. As a prospective purchaser of the notes, you should undertake an independent investigation of the Basket Currencies that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

•
CURRENCY DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its discretion, determine that the markets have been affected in a manner that prevents it from determining the Spot Rate for any Basket Currency in the manner described herein and calculating the amount that we are required to pay you upon maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its discretion, determines that any of these events prevents us or any of our affiliates from determining the Spot Rate for any Basket Currency on the Valuation Date, it is possible that the Valuation Date for each Basket Currency and the Maturity Date will be postponed and your return may be adversely affected. No interest or other payment will be payable as a result of such postponement.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the Spot Rates of the Basket Currencies on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility in the Basket Currencies and the Canadian dollar;

o	the relative performance of the Basket Currencies between the Pricing Date and the Valuation Date;

o	the time to maturity of the notes;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies, and the Canadian dollar or markets generally and which may affect the exchange rates of the Basket Currencies relative to the Canadian dollar; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Currency based on the exchange rates obtained from Bloomberg of the Basket Currencies. The Basket Currency graphs set forth the historical performance of each Basket Currency from June 22, 2006 through June 22, 2011. As used herein, the exchange rates are expressed as the number of Canadian dollar per one unit of such Basket Currency. For each Basket Currency below, a higher exchange rate over a period of time indicates a strengthening of the relevant Basket Currency relative to the Canadian dollar, while a lower exchange rate indicates a weakening of that Basket Currency relative to the Canadian dollar. The Canadian dollar-euro exchange rate on June 22, 2011 was 1.39724. The Canadian dollar-United States dollar exchange rate on June 22, 2011 was 0.9733. The Canadian dollar-British pound sterling exchange rate on June 22, 2011 was 1.5644. The Canadian dollar-Japanese yen exchange rate on June 22, 2011 was 0.012119. We obtained the exchange rates for the Basket Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The exchange rates published by Bloomberg for the Basket Currencies on any day including the Valuation Date may differ from the Spot Rates on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rates used to determine the Currency Returns applicable to the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Basket Currencies relative to the Canadian dollar on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in any return of your initial investment.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Basket Currencies, that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that the instruments have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

In addition, Revenue Ruling 2008-1 holds that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  If the IRS were to characterize the securities as debt instruments denominated in a foreign currency or currencies, you would not be able to elect to treat any gain on the sale or redemption of the securities as capital gain pursuant to a Section 988 Capital Treatment Election, as defined below, which might be available if the securities were foreign currency forward contracts.  We believe that the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling.  However, future guidance extending the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.  Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the revenue ruling.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).

Your gain or loss will generally be ordinary income or loss (as the case may be) for U.S. federal income tax purposes.  However, holders of certain forward contracts, futures contracts, or option contracts generally are entitled to make a Code section 988(a)(1)(B) election (a “Section 988 Capital Treatment Election”) to treat this ordinary gain or loss as capital gain or loss.  We believe that the securities should qualify for a Section 988 Capital Treatment Election, provided the applicable conditions set forth in the regulations under Code section 988 are met.  Assuming the Section 988 Capital Treatment Election is available, if you make this election before the close of the day on which you acquire a security, all gain or loss you recognize on a sale or exchange of the security should be treated as capital gain or loss.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  A U.S. Holder must make the Section 988 Capital Treatment Election with respect to the securities it holds by clearly identifying the transaction on its books and records on the date the transaction is entered into as being subject to this election and either (a) filing the relevant statement verifying this election with such U.S. Holder’s U.S. federal income tax return or (b) otherwise obtaining independent verification as set forth in the regulations under Code section 988.  You should consult your tax advisor regarding the U.S. federal income tax considerations with respect to an investment in the securities, as well as the availability, mechanics, and consequences of a Section 988 Capital Treatment Election.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Disclosure of Reportable Transactions

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) that is required to file a U.S. income tax return must disclose their participation in certain reportable transactions to the IRS.  A reportable transaction includes a loss transaction in which a taxpayer who is an individual or trust (whether or not the loss flows through an S corporation or a partnership) claims a loss under Code section 165 of at least $50,000 in any single taxable year if the loss arises with respect to a Code section 988 transaction.  You should consult your tax adviser as to the requirement you may have to disclose your securities transaction to the IRS.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $7.50 per $1,000 principal amount of notes and may forgo fees for sales to fiduciary accounts, if any. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse